Vanguard Short-Term Government Bond Index Fund
Vanguard Intermediate-Term Government Bond Index Fund
Vanguard Long-Term Government Bond Index Fund

Supplement to the Prospectus and Summary Prospectus
Dated December 22, 2016

New Target Indexes and New Fund Names

The board of trustees of Vanguard Scottsdale Funds (the "Board") has approved the adoption of new target indexes for each of Vanguard Short-Term Government Bond Index Fund, Vanguard Intermediate-Term Government Bond Index Fund, and Vanguard Long-Term Government Bond Index Fund (each, a "Fund"), as set out in the table below. These new indexes will focus each Fund's investments on Treasury securities and reduce or eliminate each Fund's investments in U.S. government agency securities.

Vanguard Fund              Current Target Index  New Target Index
Vanguard Short-Term        Bloomberg Barclays US Bloomberg Barclays US
Government Bond Index      1-3 Year Governement  Treasury Bond 1-3 Year
Fund                       Float Adjusted Index  Term Float Adjusted
                                                 Index

Vanguard Intermediate-Term Bloomberg Barclays US Bloomberg Barclays US Government Bond Index Fund 3-10 Year Government Treasury Bond 3-10
                           Float Adjusted Index  Year Term Adjusted
                                                 Inded

Vanguard Long-Term         Bloomberg Barclays US Bloomberg Barclays US
Government Bond Index Fund Long Government Float Long Treasury Float
                           Adjusted Index        Adjusted Index


(over, please)

In addition, the Board has approved corresponding name changes for the Funds, as set out in the table below:

Current Fund Name                New Fund Name

Vanguard Short-Term Government   Vanguard Short-Term Treasury Index
Bond Index Fund

Vanguard Intermediate-Term       Vanguard Intermediate-Term
Treasury Index Fund              Government Bond Index Fund

Vanguard Long-Term Government    Vanguard Long-Term Treasury Index
Bond Index Fund

The Funds are expected to implement the index and name changes in the fourth quarter of 2017.

To protect the Funds from the potential for harmful "front running" by traders, the exact timing of the index (and related name) changes will not be disclosed to investors. In the meantime, the Funds will continue to seek to track their current indexes.

The adjustments to each Fund's portfolio holdings are expected to result in modest, temporary increases in each Fund's transaction costs and portfolio turnover rate. It is important to note that the actual transaction costs, portfolio turnover rate, and any other costs will be highly dependent on a number of factors, including the market environment at the time of the portfolio adjustments. These changes are not expected to increase Fund expense ratios.


(C)2017 The Vanguard Group, Inc. All rights reserved.
Vanguard Marketing Corporation, Distributor. PS 1942 082017